As filed with the Securities and Exchange Commission on November 20, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EHEALTH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	440 East Middlefield Road Mountain View, California 94043	77-0470789
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

eHealth, Inc.

2006 Equity Incentive Plan

(Full title of the Plan)

Scott Giesler

Vice President, Legal Affairs

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

(650) 584-2700

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.001 par value) To be issued under the 2006 Equity Incentive Plan	2,859,067(1)	$13.91(2)	$39,769,622	$2,219.14(3)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Global Market as of a date (November 16, 2009) within five business days prior to filing this registration statement.
(3)	Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $55.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

This registration statement of Form S-8 registers an additional 2,859,067 shares of the Registrant’s common stock, par value $0.001 per share, to be issued pursuant to the Registrant’s 2006 Equity Incentive Plan. Accordingly, the contents of the registration statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission on October 13, 2006 (File No. 333-137999), including periodic reports that the Registrant filed after the filing of such Form S-8 to maintain current information about the Registrant, are incorporated herein by reference into this registration statement pursuant to General Instruction E to Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 13, 2009.

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 11, 2009, August 7, 2009 and November 9, 2009, respectively.

•	Our current reports on Form 8-K, filed on February 12, 2009, February 26, 2009, March 16, 2009, March 25, 2009, April 28, 2009, May 21, 2009, June 15, 2009, July 28, 2009 and October 27, 2009.

•

The description of our common stock set forth in the registration statement on Form 8-A filed on October 10, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. The registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and executive officers for monetary damages for breach of their fiduciary duty as directors and officers. The registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on its behalf with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

The registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant currently maintains a directors’ and officers’ liability insurance policy to insure such persons against certain liabilities.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the 1933 Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Title

4.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-1 (No. 333-133526) filed April 25, 2006)

4.2	Amended and Restated Bylaws of registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K (No. 001-33071) filed November 17, 2008)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page)

99.1	2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the registrant’s annual report on Form 10-K (No. 001-33071) filed March 13, 2009)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on November 20, 2009.

EHEALTH, INC.

By:	/s/ GARY L. LAUER
Gary L. Lauer
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Gary L. Lauer and Stuart M. Huizinga, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GARY L. LAUER Gary L. Lauer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2009

/s/ STUART M. HUIZINGA Stuart M. Huizinga	Chief Financial Officer (Principal Financial and Accounting Officer)	November 20, 2009

Signature	Title	Date

/s/ STEVEN M. CAKEBREAD	Director	November 20, 2009
Steven M. Cakebread

/s/ SCOTT N. FLANDERS	Director	November 20, 2009
Scott N. Flanders

/s/ MICHAEL D. GOLDBERG	Director	November 20, 2009
Michael D. Goldberg

/s/ LAWRENCE M. HIGBY	Director	November 20, 2009
Lawrence M. Higby

/s/ RANDALL S. LIVINGSTON	Director	November 20, 2009
Randall S. Livingston

/s/ JACK L. OLIVER III	Director	November 20, 2009
Jack L. Oliver III

EXHIBIT INDEX

Exhibit No.	Exhibit Title

4.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-1 (No. 333-133526) filed April 25, 2006)

4.2	Amended and Restated Bylaws of registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K (No. 001-33071) filed November 17, 2008)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page)

99.1	2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the registrant’s annual report on Form 10-K (No. 001-33071) filed March 13, 2009)